Change in Independent Registered Public Accounting Firm

On September 18, 2018, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent registered public accounting firm to the Longleaf Partners Funds Trust, comprising Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners International Fund, and Longleaf Partners Global Fund (collectively referred to as the “Funds”). The Audit Committee of the Funds’ Board of Trustees participated in, and approved, the decision to change the independent registered public accounting firm. PwC’s reports on the Funds’ financial statements for the fiscal periods ended December 31, 2017 and December 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Funds’ fiscal periods ended December 31, 2017 and December 31, 2016 and the subsequent interim period through September 18, 2018, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such periods, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Fund has requested that PwC furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated February 28, 2019, is filed as Exhibit 99.4 to this Form N-CSR.

The Audit Committee of the Funds’ Board of Trustees approved the engagement of Ernst & Young LLP (“EY”) as the Funds’ independent registered public accounting firm on December 14, 2018 for the fiscal year ending December 31, 2018. During the Funds’ fiscal periods ended December 31, 2017 and December 31, 2016, and the subsequent interim period through December 14, 2018, neither the Fund, nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).